EXHIBIT 10(ix)

BANK OF OAK RIDGE

SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of January, 2006, by and between Bank of Oak Ridge, a bank chartered under North Carolina law (the “Bank”), and Ronald O. Black, its President and Chief Executive Officer (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Bank, and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets,

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

Article 1

Definitions

The following words and phrases used in this Agreement have the meanings specified.

1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal

Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%. The initial discount rate is 6.00%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion on the part of the Plan Administrator or any other person –

(a) Change in Ownership of Bank of Oak Ridge: a change in ownership of the Bank occurs on the date any one person or group accumulates ownership of the Bank’s stock constituting more than 50% of the total fair market value or total voting power of the Bank’s stock,

(b) Change in Effective Control of Bank of Oak Ridge: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of the Bank possessing 35% or more of the total voting power of the Bank’s stock, or (2) a majority of the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bank’s board of directors, or

(c) Change in Ownership of a Substantial Portion of Bank of Oak Ridge’s Assets: a change in the ownership of a substantial portion of the Bank’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from the Bank having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Bank immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

For purposes of paragraphs (a) through (c) of this Section 1.4, persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

Anything in this Agreement to the contrary notwithstanding, a transaction in which a company becomes the holding company for the Bank shall not be considered a Change in Control for purposes of this Agreement, provided the offer, sale, and issuance of shares of the holding company to Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this Section 1.4 to the Bank shall mean the holding company instead, and after a holding company reorganization a sale of all or substantially all the holding company’s assets includes sale of the Bank alone.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (a) the Executive is unable to engage in any substantial gainful activity, or (b) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7 “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

1.8 “Effective Date” means January 1, 2006.

1.9 “Intentional,” for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

1.10 “Normal Retirement Age” means the Executive’s 65th birthday.

1.11 “Plan Administrator” means the plan administrator described in Article 8.

1.12 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.13 “Separation from Service” means the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.14 “Termination for Cause” and “Cause” shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into after the date of this Agreement by the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive’s employment for any of the following reasons –

(a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, causing material harm to the Bank or affiliates, or

(b) disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or

(c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, causing material harm to the Bank or affiliates, or

(d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate causing material harm to the Bank or affiliates, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Unless Separation from Service occurs before Normal Retirement Age, when the Executive attains the Normal Retirement Age the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service thereafter is a Termination for Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $99,100.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the Executive attains the Normal Retirement Age. The Normal Retirement annual benefit shall be paid to the Executive for his lifetime.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is calculated as the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over the period beginning with the Executive’s Normal Retirement Age and ending when the Executive attains age 82 and taking into account interest at the discount rate or rates established by the Plan Administrator. The Early Termination annual benefit amount for the first Plan Year is the amount set forth for Plan Year 1 on Schedule A.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (a) the seventh month after the Executive’s Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age. The annual benefit shall be paid to the Executive for his lifetime.

2.3 Disability Benefit. Upon Separation from Service because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is calculated as the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over the period beginning with the Executive’s Normal Retirement Age and ending when the Executive attains age 82 and taking into account interest at the discount rate or rates established by the Plan Administrator. The Disability annual benefit amount for the first Plan Year is the amount set forth for Plan Year 1 on Schedule A.

2.3.2 Payment of Benefit. Beginning with the later of (a) the seventh month after the Executive’s Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for his lifetime.

2.4 Change-in-Control Benefit. If a Change in Control occurs after the date of this Agreement but before Normal Retirement Age and before Separation from Service, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement and the Bank shall exercise its discretion to terminate this Agreement.

2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance required by Section 2.1, without discount for the time value of money.

2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Change in Control. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under Section 7.13 and the obligation to make section 280G excise-tax gross-up payments under Section 7.14.

2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

2.6 Savings Clause Relating to Compliance with Code Section 409A. Notwithstanding any other provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies in active service to the Bank before the Normal Retirement Age, the Executive’s Beneficiary shall be entitled to (a) an amount in cash equal to the Accrual Balance at the time of the Executive’s death (unless the Change-in-Control benefit under Section 2.4 shall have previously been paid), and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A.

3.2 Death after Normal Retirement Age or After Separation from Service. If the Executive dies after Normal Retirement Age or after Separation from Service and the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive’s Beneficiary shall be entitled to (a) an amount in cash equal to the Accrual Balance remaining at the time of the Executive’s death (unless the Change-in-Control benefit under Section 2.4 shall have previously been paid), and (b) the benefit described in the Split Dollar Agreement. However, no benefits under this Agreement or under the Split Dollar Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a result of Termination for Cause. Likewise, no benefits shall be paid under the Split Dollar Agreement attached to this Agreement as Addendum A, and the Split Dollar Agreement also shall terminate, if Separation from Service is a result of Termination for Cause.

5.2 Misstatement. No benefits shall be paid under this Agreement or under the Split Dollar Agreement, if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4 Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1	the specific reasons for the denial,

6.1.3.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1 Initiation – Written Request. To initiate the review, within 60 days after receiving the Bank’s notice of denial the claimant must file with the Bank a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1	the specific reason for the denial,

6.2.5.2	a reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7

Miscellaneous

7.1 Amendments and Termination. Subject to Section 7.15 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred.

7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9 Entire Agreement. This Agreement and the Split Dollar Agreement attached to this Agreement as Addendum A constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

7.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, Bank of Oak Ridge, P.O. Box 2, 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310.

7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this Section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.

7.14 Internal Revenue Code Section 280G Gross Up. (a) Additional Payment to Account for Excise Taxes. If as a result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under section 4999 of the Internal Revenue Code (the “Excise Tax Payment”), and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the “Gross-Up Payment Amount.”

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

(1)	Determination of “Parachute Payments” Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s Separation from Service (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank, any person whose actions result in a Change in Control, or any person affiliated with the Bank or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

(2)	Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

(3)	Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive’s employment terminated, the Executive shall repay to the Bank – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA, and Medicare withholding taxes and/or a federal, state, or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Bank shall make an additional Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties, or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Bank. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 7.14(a), all determinations required to be made under this Section 7.14(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Bank and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Bank (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Bank (“Overpayment”). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to Section 7.14(a), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that his expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

7.15 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.15 shall become null and void effective immediately upon a Change in Control.

Article 8

Administration of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:
Bank of Oak Ridge

/s/ Ronald O. Black
Ronald O. Black	By:	/s/ Thomas W. Wayne
	Its:	Chief Financial Officer

BENEFICIARY DESIGNATION

BANK OF OAK RIDGE

SALARY CONTINUATION AGREEMENT

I, Ronald O. Black, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary:

.

Contingent:

.

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Ronald O. Black

Date:		, 2006

Accepted by the Bank this          day of                     , 2006.

By:

Print Name:

Title:

SCHEDULE A

BANK OF OAK RIDGE

SALARY CONTINUATION AGREEMENT

Ronald O. Black

Plan Year	Plan Year ending December 31,	Age at Plan Year end	Accrual Balance @ 6.00% (1)		Early Termination annual benefit payable at Normal Retirement Age (2)	Disability annual benefit payable at Normal Retirement Age (2)	Change-in-Control benefit payable in a lump sum
1	2006	58	$107,849		$15,180	$15,180	$1,059,841
2	2007	59	$222,350		$29,478	$29,478	$1,059,841
3	2008	60	$343,913		$42,945	$42,945	$1,059,841
4	2009	61	$472,974		$55,630	$55,630	$1,059,841
5	2010	62	$609,996		$67,578	$67,578	$1,059,841
6	2011	63	$755,468		$78,832	$78,832	$1,059,841
7	2012	64	$909,913		$89,432	$89,432	$1,059,841
8	November 2013	65	$1,059,841	(3)	$99,100	$99,100	$1,059,841

(1)	Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month.
(2)	The Early Termination benefit and the Disability benefit continue for the Executive’s lifetime. The Early Termination and Disability benefits are calculated as the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over the period beginning with the Executive’s Normal Retirement Age and ending when the Executive attains age 82 and taking into account interest at the discount rate or rates established by the Plan Administrator. Using a standard discount rate (6.00%), Early Termination and Disability benefits are shown for illustrative purposes only. The Early Termination and Disability benefits shown assume the Executive’s Separation from Service occurs more than six months before the Executive’s Normal Retirement Age, and that the Early Termination benefit or the Disability benefit therefore becomes payable beginning in the month after the Executive attains the Normal Retirement Age.
(3)	The Executive attains Normal Retirement Age on November 19, 2013. The first monthly normal retirement benefit payment will be made on December 1, 2013.

If there is a contradiction between the terms of the Agreement and Schedule A concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 of the Agreement, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to the Agreement.